Exhibit 99.1

Equal Energy Reports Third Quarter 2013 Financial and Operating Results

OKLAHOMA CITY — /CNW/ — November 7, 2013, Equal Energy Ltd. (NYSE:EQU) (TSX:EQU.TO) is pleased to report its third quarter 2013 financial results.

Third Quarter 2013 Highlights

•	Higher natural gas liquids (NGL) prices drove stronger revenues

•	Total production during the third quarter increased 4.4% over Q3 2012 to average 6,711 boe/d

•	Production mix improved slightly to 48% natural gas, 49% NGLs and 3% oil

•	2013 drilling program continued during the quarter at a 100% success rate, as three new wells were drilled and two were completed

•	Capital expenditures for seven wells drilled and completed this year, on average, are below budget at $2.7 million per well

•	On average, seven new wells are performing above the budgeted production type curve

•	Lower production expenses per barrel of $5.79 vs $7.12 in Q3 2012; the $1.33 year-over-year reduction includes the effect of a one-time reallocation of $0.48/boe of production expenses into G&A expense

•	Lower effective production tax rate due to 48 month, 6% Oklahoma production tax credit on horizontal drilling

•	Paid quarterly dividend of 5 cents per share

Fourth Quarter and End of Year 2013 Outlook

•	Expected 2013 cash flow of $31 to 34 million

•	Expected December 31, 2013 production exit rate of 7,000 boe/d, up 11.5% from 6,280 boe/d produced in Q1 2013

•	12 wells drilled during the year, versus 10 in the original $36 million budget

•	Approximately $3 million increase in full-year capex to $38 to 41 million adds two wells to the 2013 program (result of more efficient and faster drilling)

•	Net debt to cash flow to remain below 1:1, with no borrowings on CAD $125 million revolver

•	Q4 2013 G&A expenses expected to be lower than Q3 2013

•	Revenue trends for Q4 2013 are stronger with improved NGL prices and only 15% of NGL production hedged through December 31, 2013

•	Approximately three-quarters of Q4 natural gas production is hedged at $3.85 per mcf, above current spot prices

Drilling and Operations Update

Equal drilled three Hunton wells during the third quarter of 2013 with a 100% success rate. Two of these wells have been completed and began producing before the end of the quarter while the third well was waiting on completion. A fourth well was spud in September from the same pad as the third well. The expectation is that both of these wells will be completed and brought online in the fourth quarter.

The fourth well completes the original 10 well drilling program for 2013. The program was executed faster than planned, coming in under budget. To capitalize on this operational efficiency and continue to utilize the experienced drilling crew through the end of the year, Equal has added two additional horizontal wells for 2013, but only increased its projected drilling capex by approximately $3.0mm. These last two wells will be drilled from the same pad and are expected to be completed in December or early January, so they will have little to no impact on 2013 production.

The first seven wells drilled in 2013 are currently producing at a combined rate of 984 boe/d, net to Equal. Hunton wells typically take an average of 90 days to reach peak production and then generally maintain that peak rate for 18 months or longer.

Equal’s land acquisition program was accelerated in the middle of the year. Year to date, Equal has spent $2.8 million acquiring land in 2013 and now holds 9,000 net undeveloped acres.

“Our drilling continues to deliver higher than budgeted reserves and production at an attractive cost,” said Don Klapko, President and Chief Executive Officer. “Having averaged over 6,700 barrels for the third quarter, we are confident we will exceed our target production of 6,400 boe/d on average for the full year 2013.”

Outlook

Equal expects 2013 cash flow of $31 to 34 million. This is based on the assumption of 6,400 to 6,500 boe/d for the average full year production and a December 31, 2013 exit rate of approximately 7,000 boe/d. Management anticipates total 2013 capital expenditures of $38 to 41 million. For the remainder of this year, the company plans to continue its balanced and prudent approach by:

•	Maintaining Equal’s strong balance sheet (net debt to cash flow less than 1:1) and protecting the dividend

•	Staying focused on cost management and efficient execution of the expanded 12 well drilling program

•	Continuing to develop oil play concepts on held by production acreage

•	Continuing to ramp up its acreage acquisition program in its Central Oklahoma area of focus and expertise

Balance Sheet and Liquidity Remain Strong

In the third quarter of 2013, Equal generated cash flow before balance sheet changes (a non-GAAP financial measure) of $8.8 million, compared to $6.4 million in the third quarter of 2012. At September 30, 2013, Equal had $16.9 million of cash on hand, compared to $20.4 million at June 30, 2013, and had no borrowings on the CAD $125 million on its bank credit facility.

Special Committee Update

The Board formed a Special Committee during the year and engaged a financial advisor to evaluate strategic alternatives. While it has taken longer than anticipated to reach a conclusion, the Special Committee is diligently working to complete its evaluation and the Board will report to shareholders once these deliberations are concluded.

Select Operating and Financial Information

Equal’s 2013 production was from its currently owned Central Oklahoma properties. However, last year’s reported U.S. production also included production from properties that were subsequently sold in 2012. For additional transparency, Equal’s third quarter 2013 disclosure includes certain comparisons of the current Oklahoma operations to the same period of 2012. Canadian operations divested in 2012 are reported as discontinued operations.

The table below shows comparable production volumes and producing wells for Central Oklahoma as follows:

	Three Months Ended September 30,
	2013	2012	Change
Net Production per Day:
NGL (Bbl)	3,265	3,110	5%
Natural Gas (Mcf)	19,438	19,106	2%
Oil (Bbl)	207	132	57%

Total (Boe)	6,711	6,426	4%
Net Producing Wells at Period End	116	120	-3%

Central Oklahoma Revenue and Energy Prices

Prices of natural gas, NGLs, and oil that Equal produces can vary significantly which impacts its revenues and cash flows. The following table lists average New York Mercantile Exchange (“NYMEX”) prices for natural gas, West Texas Intermediate (“WTI”) prices for crude oil, and Propane, Conway, KS for NGLs for the three months ended September 30 for 2013 and 2012.

	Three Months Ended September 30,
	2013	2012	Change
Propane, Conway, KS (US$ per bbl)	41.74	29.59	41%
NYMEX natural gas (US$ per mcf)	3.43	2.80	23%
WTI (US$ per bbl)	105.81	92.20	15%

Based on average monthly closing prices. Gas conversion rate of 1.0350 mmbtu per mcf.

Excluding both hedges and properties other than Central Oklahoma, revenues increased 37 percent from last year due to higher gas and NGL prices and higher production volumes. NGL production generated 58% of Equal’s revenue stream in Q3 2013.

The table below shows comparable revenues by commodity and average sales prices, before hedges, for Central Oklahoma as follows:

	Three Months Ended September 30,
(in thousands)	2013	2012	Change
Net Revenues Before Commodity Contracts:
NGL	$10,007	$7,680	30%
Natural Gas	5,242	3,834	37%
Oil	1,966	1,086	81%

Total	$17,215	$12,600	37%
Average Sales Prices Before Commodity Contracts:
NGL (per Bbl)	$33.32	$26.84	24%
Natural Gas (per MCF)	$2.93	$2.18	34%
Oil (per Bbl)	$103.30	$89.80	15%
BOE	$27.88	$21.31	31%

Central Oklahoma Production Expenses and Production Taxes

Equal Energy maintained the trend of lower production expenses in the third quarter of 2013 compared with a year earlier through a continued focus on cost reductions. However, production expenses were also lowered during the quarter by $0.3 million, or $0.48 per boe, due to a reallocation of certain employee expenses from production expense to G&A expense.

Production taxes were also lower during the third quarter of 2013. This was due to an Oklahoma tax incentive program designed to promote horizontal drilling. The program awarded production tax rebates for horizontal wells drilled in late 2009 through early 2011 and production tax credits for horizontal wells drilled since late 2011, which reduced production taxes for those wells from 7% to 1% for the first 48 months of production. This reduction more than offset the tax impact from higher prices and production rates and resulted in lower overall production taxes during Q3 2013.

The table below shows comparable total and per boe production expenses and production taxes, as well as producing wells at period end, for central Oklahoma as follows:

	Three Months Ended September 30,
(in thousands)	2013	2012	Change
Total
Production Expenses	$3,577	$4,211	-15%
Production Taxes	$1,003	$1,069	-6%
Per BOE
Production Expenses	$5.79	$7.12	-19%
Production Taxes	$1.62	$1.81	10%

Equal Third Quarter 2013 Financial Results

Revenues for the third quarter of 2013 totaled $16.6 million, up 40% from $11.9 million a year earlier. This was a result of higher natural gas and NGL prices which more than offset both lower production due to the divestiture of northern Oklahoma properties in 2012 as well as a smaller loss on commodity hedges in Q3 2013.

Interest expense totaled $0.9 million in the third quarter of 2013, down 39% from $1.4 million a year earlier due to lower debt balances, as debt was repaid with asset sale proceeds during 2012.

General and administrative expenses (“G&A”) were $3.7 million, or $6.02 per boe in the third quarter of 2013. This compares with $2.4 million or $3.47 per boe in the third quarter of 2012, which was lower in part as it excludes a portion of G&A costs allocated to last year’s discontinued operations. The $1.3 million increase was primarily due to higher professional expenses related to transitioning to a U.S. domestic filer, non-cash compensation expenses related to employee severance, and ongoing activities of the Special Committee during the third quarter of 2013. The increase also includes the employee costs which were reallocated from operating to G&A expense during Q3 2013 and increased G&A expense by $0.3 million.

Cash costs, including production expense, production taxes, interest expense and G&A were $14.81 per boe for the third quarter of 2013, down 1% from $14.91 per boe from the third quarter of 2012, which includes northern Oklahoman assets divested in 2012.

In Q3 2013, Equal realized an after tax loss of $0.9 million on continuing operations, primarily resulting from a $2.1 million deferred income tax provision relating to a change in valuation allowance of a capital loss carryforward. This compares to the year-earlier profit of $38.8 million which was primarily a result of a $36 million gain on the Q3 2012 sale of the northern Oklahoma assets. After taking into account losses from discontinued operations, Equal reported a net loss of $0.9 million or $0.02 per share, compared with net income of $42 million or $1.20 per share a year earlier.

NON-GAAP FINANCIAL MEASURES

Management uses certain key performance indicators (“KPIs”) and industry benchmarks such as adjusted earnings, cash flow netback, funds from operations and working capital including long-term debt to analyze financial performance. Management feels that these KPIs and benchmarks are key measures of profitability and overall sustainability for Equal. These KPIs and benchmarks as presented do not have any standardized meanings prescribed by GAAP and therefore may not be comparable with the calculation of similar measures presented by other entities.

We believe the use of these non-GAAP financial measures provides useful information to investors to gain an overall understanding of our current financial performance. Specifically, we believe the non-GAAP financial measures included herein provide useful information to both management and investors by excluding certain expenses and unrealized commodity gains and losses that our management believes are not indicative of our core operating results. In addition, these non-GAAP financial measures are used by management for budgeting and forecasting as well as subsequently measuring our performance, and we believe that we are providing investors with financial measures that most closely align to our internal measurement processes. We consider these non-GAAP measures to be useful in evaluating our core operating results as they more closely reflect our essential revenue generating activities and direct operating expenses (resulting in cash expenditures) needed to perform these revenue generating activities. Our management also believes, based on feedback provided by the investment community, that the non-GAAP financial measures are necessary to allow the investment community to construct its valuation models to better compare our results with our competitors and market sector.

The non-GAAP financial information is presented using consistent methodology from year to year. These measures should be considered in addition to results prepared in accordance with GAAP. In addition, these non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles. We believe that non-GAAP financial measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP financial measures. The adjustment factors are described more fully in the table below.

Reconciliation of adjusted earnings:

Management believes adjusted earnings may be useful to certain investors and analysts who adjust reported earnings for items that obscure underlying fundamentals of the company. Adjusted earnings exclude certain items that management believes affect the comparability of operating results. Results for the third quarter ended September 30, 2012 are restated in U.S. dollars.

	Three Months Ended September 30,
	2013	2012
Net Income	($867)	$42,190
After tax adjustments, except for discontinued operations:
Total loss on commodity contracts	388	1,786
Realized (gain) loss on commodity contracts	(63)	800
Valuation allowance related to capital loss carryforward	2,112	(6,431)
Gain on sale of assets	(1)	(36,234)
Transaction costs on asset acquisition/disposal	—	(274)
Unrealized loss on foreign exchange	571	8
Discontinued operations	(6)	(3,364)

Adjusted Earnings (Loss) (Non-GAAP)	$2,134	($1,519)

Net Income per Common Share—Diluted (GAAP)	($0.02)	$1.02
Adjustments:
Total loss on commodity contracts	$0.01	$0.04
Realized (gain) loss on commodity contracts	0.00	0.02
Valuation allowance related to capital loss carryforward	0.06	(0.15)
Gain on sale of assets	0.00	(0.87)
Transaction costs on asset acquisition/disposal	0.00	(0.01)
Unrealized loss on foreign exchange	0.02	0.00
Discontinued operations	0.00	($0.08)

Adjusted Earnings (Loss) Per Share—Diluted (Non-GAAP)	$0.07	($0.03)

Reconciliation of cash flow before balance sheet changes:

Management believes cash flow before balance sheet changes may be useful to certain investors and analysts who adjust net cash provided by operating activities for items that obscure underlying fundamentals of the company. Cash flow before balance sheet changes exclude certain items that management believes affect the comparability of operating results. Results for the third quarter ended September 30, 2012 are restated in U.S. dollars.

	For the Quarter
	Ended September 30,
	2013	2012
Net cash provided by operating activities	$8,008	$9,940
Adjustments:
Changes in assets and liabilities	820	4,740
Net cash provided by (used in) operating activities – discontinued operations	(7)	(8,250)

Cash flow before balance sheet changes (Non-GAAP)	$8,821	$6,430

About Equal Energy:

Equal Energy is an oil and gas exploration and production company headquartered in Oklahoma City, Oklahoma, and currently holds 9,000 net undeveloped acres in the highly-economic, liquids-rich window of the Hunton dolomite play in Central Oklahoma. Our common shares are listed on the New York Stock Exchange under the symbol (EQU) and common shares and convertible debentures are listed on the Toronto Stock Exchange under the symbols (EQU.TO, EQU.DB.B), respectively.

FORWARD-LOOKING STATEMENTS: Certain information contained herein may contain forward-looking statements under applicable securities laws and necessarily involve risks, including management’s assessment of future plans and operations, drilling plans and timing thereof, expected or anticipated production rates, land acquisition plans, expected or anticipated revenues, commodity price trends and capital expenditures and the nature of capital expenditures and the timing and method of financing thereof. All statements other than statements of historical facts contained in this press release are forward-looking statements. The words “believe”, “may”, “will”, “estimate”, “forecast”, “continue”, “anticipate,” “intend”, “should”, “plan”, “expect” and similar expressions, as they relate to the Company, are intended to identify forward-looking statements. The Company has based these forward-looking statements on the current expectations and projections about future events and financial trends that the Company believes may affect its financial condition, results of operations, business strategy and financial needs. These forward-looking statements are subject to uncertainties, assumptions and a number of risks, including, without limitation, risks associated with oil and gas exploration, development, exploitation, production, marketing and transportation, loss of markets, volatility of commodity prices, currency fluctuations, imprecision of reserve estimates, environmental risks, competition from other producers, inability to retain drilling rigs and other services, incorrect assessment of the value of acquisitions, failure to realize the anticipated benefits of acquisitions, delays resulting from or inability to obtain required regulatory approvals and ability to access sufficient capital from internal and external sources. The recovery and reserve estimates of Equal’s reserves provided herein are estimates only and there is no guarantee that the estimated reserves will be recovered. In addition to other factors and assumptions which may be identified herein, assumptions have been made regarding, among other things: the result of increasing competition; the general stability of the economic and political environment in which the Company operates; the timely receipt of any required regulatory approvals; the ability of the Company to obtain qualified staff, equipment and services in a timely and cost efficient manner; drilling results; the ability of the operator of the projects which the Company has an interest in to operate the field in a safe, efficient and effective manner; the ability of the Company to obtain financing on acceptable terms; field production rates and decline rates; the ability to replace and expand oil and natural gas reserves through acquisitions, development and exploration; the timing and cost of pipeline, storage and facility construction and expansion and the ability of the Company to secure adequate reasonably priced transportation; future commodity oil and gas prices; currency, exchange and interest rates; the regulatory framework regarding royalties, taxes and environmental matters in the jurisdictions in which the Company operates; and the ability of the Company to successfully market its oil and natural gas products. Readers are cautioned that the foregoing list is not exhaustive of all factors and assumptions which have been used. As a consequence, actual results may differ materially from those anticipated in the forward-looking statements. Additional information on these and other factors could affect Equal’s operations and financial results are included in reports on file with the Canadian and United States regulatory authorities and may be accessed through the SEDAR website (www.sedar.com), or the EDGAR website (www.sec.gov/edgar.shtml), or at Equal’s website (www.equalenergy.ca).

Furthermore, the forward-looking statements contained herein are made as at the date hereof and Equal does not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of the new information, future events or otherwise, except as may be required by applicable securities law. The Company operates in a very competitive and rapidly changing business environment. New risk factors emerge from time to time and it is not possible for management to predict all risk factors, nor can the Company assess the result of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. The reader should not rely upon forward looking statements as predictions of future events or performance. The Company cannot provide assurance that the events and circumstances reflected in the forward-looking statements will be achieved or occur. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, levels of activity, performance or achievements. The reader is further cautioned that the preparation of financial statements in accordance with U.S. GAAP requires management to make certain judgments and estimates that affect the reported amounts of assets, liabilities, revenues and expenses. Estimating reserves is also critical to several accounting estimates and requires judgments and decisions based upon available geological, geophysical, engineering and economic data. These estimates may change, having either a negative or positive effect on net earnings as further information becomes available, and as the economic environment changes. Financial outlook information contained in this press release about prospective results of operations, financial position or cash flows is based on assumptions about future events, including economic conditions and proposed courses of action, based on management’s assessment of the relevant information currently available. Such financial outlook information should not be used for purposes other than those for which it is disclosed herein.

Barrel of oil equivalents (BOE) might be misleading, particularly if used in isolation. A BOE conversion ratio of 6 mcf:1 bbl is based on an energy equivalency method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead.

The Company’s Management’s Discussion and Analysis (MD&A) and unaudited interim consolidated financial statements for the third quarter ended September 30, 2013, and 2012 are available on Equal Energy’s website at this link www.equalenergy.ca. These documents are also available on the US filing system EDGAR in 10-Q format and on the Canadian filing system SEDAR.

EQUAL ENERGY LTD.

CONSOLIDATED BALANCE SHEETS

(unaudited) (in thousands)	September 30, 2013	December 31, 2012(a)
Assets
Current assets
Cash and cash equivalents	$16,850	$23,086
Accounts receivable	14,855	15,603
Prepaid expenses, deposits and other	412	931
Commodity contracts	991	1,453
Assets of discontinued operations	—	2,179

Total current assets	33,108	43,252
Oil and natural gas properties, full cost method of accounting:
Proved, net of accumulated depletion of $60.7 million and $47.4 million, respectively	160,303	146,184
Unproved	3,436	2,091

Total oil and natural gas properties	163,739	148,275
Other capital assets, net of accumulated depreciation of $1.1 million and $0.9 million, respectively	216	487

Total property, plant and equipment	163,955	148,762
Other assets	1,099	1,429
Commodity contracts	223	160
Deferred income tax asset	30,305	33,772

Total assets	$228,690	$227,375

Liabilities
Current liabilities
Accounts payable and accrued liabilities	15,684	$8,644
Liabilities of discontinued operations	—	5,870

Total current liabilities	15,684	14,514
Convertible debentures	43,677	45,230
Asset retirement obligation	5,128	4,746
Liabilities of discontinued operations	—	787

Total liabilities	64,489	65,277

Shareholders’ equity
Common shares, $.01 par value Unlimited authorized shares and 35,806,337 and 35,226,526 shares issued and outstanding, respectively	358	352
Additional capital	230,140	228,166
Accumulated other comprehensive loss	(102,102)	(102,163)
Retained earnings	35,805	35,743

Total shareholders’ equity	164,201	162,098

Total liabilities and shareholders’ equity	$228,690	$227,375

Balance Sheet should be read in conjunction with Notes and MD&A found on www.sec.gov and www.sedar.com.

(a)	Restated in U.S. dollars.

EQUAL ENERGY LTD.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME /(LOSS)

(unaudited) (in thousands, except per share data)	Three months ended September 30,		Nine months ended September 30,
	2013	2012(a)	2013	2012(a)
Revenues	$17,215	14,739	$46,767	46,229
NGL, natural gas and oil revenues
Gain/(loss) on commodity contracts	(625)	(2,881)	(406)	3,060
Other revenue	2	—	120	—

Total revenues	16,592	11,858	46,481	49,289
Expenses
Production	3,577	5,461	10,560	16,728
Production taxes	1,003	1,215	2,852	2,870
General and administrative including share-based compensation	3,716	2,419	10,726	7,280
Interest expense	850	1,401	2,725	4,829
Depletion and depreciation	4,368	5,803	13,394	17,682
Amortization of deferred charges	110	110	331	327
Accretion of asset retirement obligation	102	95	302	310
Gain on sale of assets	—	(36,234)	—	(36,234)
Transaction cost on asset acquisition / disposal	—	442	—	442
Foreign exchange (gain)/loss	921	(3,917)	(1,559)	(4,321)

Total expenses	14,647	(23,205)	39,331	9,913
Income from continuing operations before taxes	1,945	35,063	7,150	39,376
Taxes
Deferred tax (expense) benefit	(2,818)	3,763	(3,469)	4,242

Income/(loss) from continuing operations	($873)	$38,826	$3,681	$43,618
Discontinued operations:
Income from discontinued operations	6	3,364	1,729	2,692

Net income (loss)	($867)	$42,190	$5,410	$46,310
Other comprehensive income/(loss)
Foreign currency translation adjustment gain/(loss)	—	(6,568)	61	(8,283)

Comprehensive income/(loss)	($867)	$35,622	$5,471	$38,027
Earnings per share information:
Basic earnings/(loss) per share from continuing operations	(0.02)	1.11	0.10	1.24
Basic earnings per share from discontinued operations	0.00	0.09	0.05	0.08
Basic earnings/(loss) per share	(0.02)	1.20	0.15	1.32
Diluted earnings/(loss) per share from continuing operations	(0.02)	0.94	0.10	1.09
Diluted earnings per share from discontinued operations	0.00	0.08	0.05	0.07
Diluted earnings/(loss) per share	(0.02)	1.02	0.15	1.16

Income statements should be read in conjunction with Notes and MD&A found on www.sec.gov and www.sedar.com

(a)	Restated in U.S. dollars

EQUAL ENERGY LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine months ended
	September 30,
(unaudited) (in thousands)	2013	2012(a)
Operating Activities
Net income	5,410	46,310
Net (income) / loss from discontinued operations	(1,729)	(2,692)
Depletion and depreciation	13,394	17,682
Accretion of asset retirement obligation	302	310
Share-based compensation	1,974	2,468
Amortization of deferred charges	331	327
Commodity contracts (gain) loss	399	2,059
Gain on sale of assets	(120)	(36,234)
Deferred tax (benefit) / expense	3,469	(4,242)
Foreign exchange gain	(1,559)	(4,189)
Cash paid on asset retirement obligations	—	(46)
Transaction cost on asset acquisition / disposition	—	442
Change in assets and liabilities:
Accounts receivable	160	6,101
Prepaid expenses and other current assets	519	319
Accounts payable and accrued liabilities	3,750	(7,079)

Net cash provided by operating activities – continuing operations	26,300	21,536
Net cash (used in) / provided by operating activities – discontinued operations	(2,749)	8,630

Net cash provided by operating activities	23,551	30,166

Investing Activities
Property, plant and equipment additions	(24,600)	(23,156)
Proceeds on sale of property, plant and equipment	161	58,538

Transaction cost on asset acquisition / disposition	—	(439)

Net cash (used in) / provided by investing activities – continuing operations	(24,439)	34,943

Net cash (used in) provided by investing activities – discontinued operations	—	250

Net cash (used in) / provided by investing activities	(24,439)	35,193

Financing Activities
Decrease in long-term debt	—	(63,651)
Dividend	(5,348)	—

Net cash (used in) provided by financing activities	(5,348)	(63,651)

Foreign exchange on financial balances	—	(127)

Change in cash and cash equivalents	(6,236)	1,581
Cash and cash equivalents, beginning of period	23,086	5,460

Cash and cash equivalents, end of period	16,850	7,041

Supplementary Cash Flow Information
Interest paid	2,225	4,835
Income tax paid	—	—

Cash flow statements should be read in conjunction with Notes and MD&A found on www.sec.gov and www.sedar.com

(a)	Restated in U.S. dollars.

Contacts:

Don Klapko

President and CEO

(403) 536-8373

Scott Smalling

Senior Vice President Finance and CFO

(405) 242-6020